UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2011

EXPRESS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34742	26-2828128
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Express Drive Columbus, Ohio		43230
(Address of principal executive offices)		(Zip Code)

(614) 474-4001

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 6, 2011, Express, Inc. (“Express”) and certain stockholders of Express entered into an underwriting agreement (“Underwriting Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the underwriters, in connection with the offering of a total of 19,800,000 shares of Express’ common stock (the “Offering”), sold by the selling stockholders, at a public offering price of $19.00 per share. The Underwriting Agreement grants the underwriters an option to purchase an additional 2,970,000 shares of Express’ common stock from the selling stockholders, and the underwriters exercised this option in full on April 7, 2011. The Underwriting Agreement contains customary representations, warranties and covenants and contains customary closing conditions. In the Underwriting Agreement, Express agreed to indemnify the underwriters and the selling stockholders against certain liabilities that could be incurred by them in connection with the Offering.

The closing of the sale of the shares contemplated by the Underwriting Agreement will occur on April 12, 2011. The selling stockholders will receive all of the proceeds from the offering, and Express will not receive any proceeds from the sale of shares in the offering.

The Offering was made pursuant to a prospectus dated April 4, 2011, filed as part of Express’ registration statement on Form S-1 (File No. 333-172988), as amended (“Registration Statement”), originally filed with the Securities and Exchange Commission (the “SEC”) on March 22, 2011. The SEC declared the Registration Statement effective on April 6, 2011, and Express filed an additional automatically effective registration statement with the SEC pursuant to Rule 462(b) (File No. 333-173345) on April 6, 2011 to register additional shares of common stock in the offering.

The foregoing summary of the Underwriting Agreement is qualified in its entirety by reference to the form of Underwriting Agreement filed as Exhibit 1.1 to the Registration Statement.

Item 8.01. Other Events.

On April 6, 2011, Express issued a press release announcing the pricing of the Offering. A copy of the press release is attached as Exhibit 99.1 hereto, and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

99.1	Press Release of Express, Inc. dated April 6, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EXPRESS, INC.

	By:	/s/ Matthew C. Moellering
Matthew C. Moellering
April 11, 2011		Executive Vice President, Chief Administrative Officer, Chief Financial Officer, Treasurer and Secretary